Comdisco, Inc. and Subsidiaries                                   Exhibit 12.00



COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(dollars in millions)


                                                                                         For the years ended September 30,
                                                                                         ---------------------------------
                                                                                         1996   1995   1994   1993   1992
                                                                                         ----   ----   ----   ----   ----

Fixed charges
  Interest expense<F1> ..............................................................    $267   $278   $266   $295   $355

  Approximate portion of
    rental expense representative
    of an interest factor ...........................................................       7     11     13     22     29
                                                                                         ----   ----   ----   ----   ----

  Fixed charges .....................................................................     274    289    279    317    384

Earnings from continuing operations before income taxes, extraordinary items and cumulative effect of change in accounting principle, net of preferred
  stock dividends ...................................................................     176    160     80    137     34
                                                                                         ----   ----   ----   ----   ----
Earnings from continuing operations
  before income taxes, extraordinary
  items, cumulative effect of change in
  accounting principle and fixed charges ............................................    $450   $449   $359   $454   $418
                                                                                         ====   ====   ====   ====   ====

Ratio of earnings to fixed charges ..................................................    1.64   1.55   1.29   1.43   1.09
                                                                                         ====   ====   ====   ====   ====

Rental expense:
  Equipment subleases ................................................................   $ 14   $ 22   $ 30   $ 57   $ 77
  Office space, furniture, etc .......................................................      8     10      8      8     10
                                                                                         ----   ----   ----   ----   ----

    Total ............................................................................   $ 22   $ 32   $ 38   $ 65   $ 87
                                                                                         ====   ====   ====   ====   ====

    1/3 of rental expense ............................................................   $  7   $ 11   $ 13   $ 22   $ 29
                                                                                         ====   ====   ====   ====   ====


<F1>  Includes  interest  expense  incurred by business  continuity  and network services and included in business continuity and network services expense on the consolidated statements of earnings